EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of September, 1998 by and between 21ST CENTURY HOLDING COMPANY, a Florida corporation with its principal office at 4161 N.W. 5th Street, Plantation, Florida 33317 (the "Company"), and EDWARD J. LAWSON, whose residence address is 12731 N.W. 1st Street, Plantation, Florida 33325 (the "Executive").

                                    RECITALS

      1. The Executive is currently Chairman of the Board of Directors and Chief Executive Officer of the Company.

      2. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

      3. The Board of Directors (the "Board") of the Company recognizes that the Executive's contribution, as Chairman of the Board and Chief Executive Officer of the Company, to the growth and success of the Company has been and will be substantial and desires to assure the Company of the Executive's present and continued employment in an executive capacity and to compensate him therefor.

      4. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

      5. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

      1. Employment.

         1.1 EMPLOYMENT AND TERM. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the "Term") effective as of September 1, 1998 (the "Commencement Date") and expiring on the second anniversary of the Commencement Date, unless sooner terminated as hereinafter set forth; provided, however, that the Term of this Agreement shall automatically be extended so that at all times, the balance of the Term shall not be less than two years.

         1.2 DUTIES OF EXECUTIVE. The Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably

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designated by the Board and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote such time as he deems necessary to the business and affairs of the Company.

         1.3 PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices in Boca Raton, Florida except for required travel on the Company's business to an extent substantially consistent with his present travel obligations.

      2. COMPENSATION.

         2.1 BASE SALARY. During the Term, the Executive shall receive a base salary at the annual rate of $156,000, subject to adjustment in accordance with this Paragraph 2.1 (the "Base Salary"). The Base Salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Commencing on the first anniversary of the Commencement Date, and each anniversary of the Commencement Date thereafter during the Term, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for the Miami, Florida area published by the United States Government (the "Index") for the immediately preceding calendar year exceeds such index for the next preceding calendar year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Miami, Florida area as computed and published by an agency of the United States government or, if no such agency computes and publishes such statistics, by any regularly published national periodical that does compute and publish such statistics.

         2.2 ADDITIONAL CASH COMPENSATION. Executive shall also be entitled to receive such increments in base salary and performance or merit bonuses (collectively, "Bonus") as shall be determined from time to time during the term by the Board.

      3. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

         3.1 EXPENSE REIMBURSEMENT. During the Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

         3.2 OTHER BENEFITS. The Company shall obtain or shall continue in force comprehensive major medical and hospitalization insurance coverages, including dental coverages, either group or individual, for the Executive and his dependents, and shall obtain or shall continue in force disability and life insurance for the Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following any termination of this Agreement, at the Executive's option, the Company shall assign to the executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the cash surrender

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value, if any, and the Executive's agreement to assume the Company liability to pay any premiums accruing thereon after the date of such termination.

         3.3 WORKING FACILITIES. The Company shall furnish the Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

         3.4 AUTOMOBILE ALLOWANCE. Throughout the Term of this Agreement, the Company will pay Executive an automobile allowance in the amount of $300 per month. Such automobile allowance shall be for no more than one automobile and shall include all expenses related thereto, including, without limitation, lease expenses, maintenance and insurance.

         3.5 VACATION. Executive shall be entitled to reasonable vacations during each year of the Term, the time and duration thereof to be determined by mutual agreement between Executive and the Company.

      4. TERMINATION.

         4.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within 20 business days after receipt by Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company, or (iii) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. Upon any determination by the Company's Board of Directors that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than 10 business days after Executive's receipt of the notice contemplated by clause (i). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (ii) or (iii) of this Paragraph 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Paragraph 4.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice. In addition, the Company shall pay any benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 3 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 4.1. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Paragraph 3.1 hereof).

         4.2 DISABILITY. Notwithstanding anything to the contrary contained in this Agreement if, during the term hereof the Executive suffers a disability (as defined below) the Company shall, subject to the provisions of Paragraph 4.3 hereof continue to pay Executive the

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compensation provided in Paragraphs 2.1 and 2.2 hereof during the period of his disability; provided, however, that, in the event Executive is disabled for a period of more than 180 days in any 12 month period (the "Disability Period"), the Company may, at its election, by a vote of 75% of the members of the Board within 90 days from the end of the Disability Period, terminate this agreement. In the event of such termination, (a) payment of the Executive's Base Salary at the rate prevailing on the date of termination of the Executive and fringe benefits (to the extent permissible by applicable law) shall be continued for a period of 24 months after such termination and (b) Executive shall receive a bonus, payable in two annual installments, equal to twice the amount of bonus paid to the Executive during the 12 months preceding the date of termination of the Executive. As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Company and the Executive. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination subject, however, to the provisions of Paragraph 3.1 hereof).

         4.3 DEATH. In the event of the death of Executive during the Term of this Agreement, the Company shall pay to Executive's legal representative, any unpaid Base Salary accrued through the date of his death, as well as a lump sum payment equal to (a) 24 months' Base Salary at the rate prevailing on the date of the death of the Executive and (b) a bonus in an amount equal to twice the amount of bonus paid in the 12 months preceding the date of death of the Executive. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Paragraph 3.1 hereof).

      5. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

      6. CHANGE OF CONTROL.

            (a) For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

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            (b) The Company and Executive hereby agree that, if Executive is affiliated with the Company on the date on which a Change of Control occurs (the "Change of Control Date"), the Company (or, if Executive is affiliated with a subsidiary, the subsidiary) will continue to retain Executive and Executive will remain affiliated with the Company (or subsidiary), for the period commencing on the Change of Control Date and ending on the second anniversary of such date, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If after a Change of Control Executive is requested and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive for his reasonable relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for a reasonable time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such reimbursements. If the Executive shall not consent to change his business location, the Executive may continue to provide the services required of him hereunder from his then residence and/or business address, and the Company shall continue to maintain an office for Executive at that location commensurate with the Company's office prior to the Change of Control Date.

            (c) During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive a salary at not less than the level applicable to Executive on the Change of Control Date,
(ii) pay Executive bonuses in amounts not less in amount than those paid during the 12 month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

            (d) If during the remaining term hereof after the Change of Control Date (i) Executive's employment is terminated by the Company (or subsidiary), or
(ii) there shall have occurred a material reduction in Executive's compensation or employment related benefits, or a material change in Executive's status, working conditions, management responsibilities or titles, and Executive voluntarily terminates his relationship with the Company within 60 days of any such occurrence, or the last in a series of occurrences, then Executive shall be entitled to receive, subject to the provisions of subparagraphs (e) and (f) below, a lump sum payment equal to 299% of Executive's "base period income" as determined under (e) below. Such amount will be paid to Executive within 15 business days after his termination of affiliation with the Company.

            (e) The Executive's "base period income" shall be his Base Salary and Bonuses paid or payable to him during or with respect to the 12 month period preceding the date of his termination of affiliation. If Executive has not been affiliated for 12 months at the time of his termination of affiliation, his "base period income" shall be his annualized base salary at the rate then in effect and any annual incentive Bonus paid to Executive prior to the date of his termination of affiliation or payable to Executive with respect to his period of affiliation.

            (f) The amounts payable to Executive under any other compensation arrangement maintained by the Company (or a subsidiary) which became payable after payment

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of the lump sum provided for in (d), upon or as a result of the exercise by
Executive of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code Section 280G and regulations thereunder), shall be increased by an additional amount representing a gross-up of any federal income tax liability arising from an excess parachute payment or otherwise. If Executive has not been affiliated with the Company (or a subsidiary of the Company) during one or more calendar years immediately preceding the Change of Control Date, this paragraph (f) shall not apply.

            (g) In the event of a proposed Change in Control, the Company will allow Executive to participate in all meetings and negotiations related thereto.

      7. RESTRICTIVE COVENANTS.

         7.1 NON-COMPETITION. During the Term and for a period of one year following the termination (other than without Cause, as defined in Paragraph 4.1) of the Executive's employment by the Company, Executive shall not, directly or indirectly engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, marketing, distribution, underwriting or sale of products and services competitive with the Company's and/or any subsidiary's products and services in any and all states in which the Company and/or any subsidiary conducts its business during the Term or at the time Executive's employment with the Company is terminated (the "Territory"); provided, however, that Executive may hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any such company, so long as Executive does not control acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

         7.2 NONDISCLOSURE. During the Term and following termination of the Executive's employment with the Company, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, methods of doing business and marketing, distribution, underwriting or sale of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

         7.3 NONSOLICITATION OF EMPLOYEES. During the Term and for a period of one year following termination of the Executive's employment with the Company, Executive shall

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not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

         7.4 BOOKS AND RECORDS. All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Board's request at any time.

      8. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Paragraph 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Paragraph 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

      9. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

      10. BINDING EFFECT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

      11. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

      12. FURTHER ASSURANCES. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

      13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

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      14. AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

      15. ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other party and except as provided in Paragraph 9 hereof.

      16. CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

      17. EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

      18. CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

      19. SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

      20. ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Broward County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

      Venue for any such action, in addition to any other venue permitted by statute, will be Broward County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

      The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such

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breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

      21. BINDING NATURE. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

      22. NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

      23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

      24. NOTICE. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

      IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.

                                    21ST CENTURY HOLDING COMPANY

                                    By:_________________________________
                                    Name:____________________________
                                    Title:___________________________

                                    ____________________________________
                                    EDWARD J. LAWSON

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